Exhibit 2.2

AGREEMENT

AND

PLAN OF MERGER

THE EPHRATA NATIONAL BANK

with and into

EPHRATA INTERIM NATIONAL BANK

under the charter of

THE EPHRATA INTERIM NATIONAL BANK

under the title of

THE EPHRATA NATIONAL BANK

THIS PLAN OF MERGER made between THE EPHRATA NATIONAL BANK (hereinafter referred to as "Bank"), a banking association organized under the laws of the United States, being located at 31 East Main Street, Ephrata, County of Lancaster, in the Commonwealth of Pennsylvania and THE EPHRATA INTERIM NATIONAL BANK (In Organization) (hereinafter referred to as "Interim Bank"), a banking association organized under the laws of the United States, also being located at 31 East Main Street, Ephrata, County of Lancaster, in the Commonwealth of Pennsylvania, (collectively referred to as the “Parties”).

WHEREAS, Bank, Interim Bank, and ENB Financial Corp (the “Holding Company”) (collectively referred to as the “Participants”), a Pennsylvania business corporation of which Interim Bank is a wholly-owned subsidiary, have entered into a Plan of Reorganization of even date herewith (the “Plan of Reorganization”) providing for, among other things, the execution of the Agreement and Plan of Merger (the “Agreement”) and for the merger (the “Merger”) of Bank and Interim Bank in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Parties, each acting pursuant to a resolution of its board of directors, adopted by a majority vote of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a) (the "Bank Merger Act"), and intending to be legally bound hereby, agree to effect the Merger in accordance with the terms and conditions hereinafter set forth:

Section 1.

The Bank shall be merged with and into the Interim Bank under the charter of the Interim Bank and with the charter number of the Bank as of the effective time of the Merger (“Effective Time”).

Section 2.

The Receiving Association (hereinafter referred to as the "Association") shall be the Interim Bank and shall be known as "The Ephrata National Bank" upon completion of this transaction.

Section 3.

The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 31 East Main Street, Ephrata, County of Lancaster, Pennsylvania as well as at its legally established branches.

Section 4.

The authorized amount of common stock is Twelve Million (12,000,000) shares, each of Twenty Cents ($.20) par value or Two Million Four Hundred Thousand Dollars ($2,400,000) of capital stock.  The aggregate amount outstanding upon completion of the transaction shall be 2,858,216.301 shares of common stock, each of Twenty Cents ($.20) par value, or $571,643.26 of capital stock.  At the Effective Time, the Association shall have a surplus of $68,382,111, and undivided profits, including capital reserves, which when combined with the capital and surplus, will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between November 30, 2007 and the Effective Time.

Section 5.

All assets of the Bank, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of the merging Parties existing as of the Effective Time. A committee of six, three to be appointed by the Board of Directors of each bank at the Effective Time, shall have satisfied themselves that the statement of condition of each Party as of November 30, 2007, fairly presents its financial condition and that since such date there has been no material adverse change in the financial condition or business of either Party.

Section 6.

The Bank shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $68,382,111 to the Association.  The assets must also have an estimated fair value over and above its liability to its creditors, of at least $68,382,111, or one hundred percent (100%) of the estimated fair value of excess acceptable assets over and above liabilities to creditors.  The assets however, may be adjusted for normal earnings and expenses between November 30, 2007, and the Effective Time as well as for the allowance of cash payments, if any, permitted under this Agreement.

Section 7.

The manner and basis of converting shares of common stock of the Bank and Interim Bank shall be as follows:

7.1. Stock of the Interim Bank. The shares of common stock, par value Twenty Cents ($.20) per share, of the Interim Bank issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Association and shall be held by the Holding Company.  From and after the Effective Time, each certificate that prior to the Effective Time represented shares of the Interim Bank shall evidence ownership of share of the Association on the basis hereinbefore set forth.

7.2. Stock of the Bank. Each share of common stock, par value of Twenty Cents ($.20) per share, of the Bank issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of fully paid and non-assessable common stock, par value Twenty Cents ($.20) per share, of the Holding Company.  This conversion will take place on the Effective Time, by virtue of the merger, and without any action on the part of the holder thereof.  Notwithstanding the foregoing, shares that are owned by shareholders who have duly perfected dissenters' rights in accordance with this Plan of Merger and applicable law in addition to fractional shares will not undergo such conversion.  From and after the Effective Time, each certificate that represented shares of common stock of the Bank prior to the Effective Time shall evidence ownership of shares of common stock of the Holding Company on the basis set forth herein.  No fractional shares of common and no scrip certificates therefore shall be issued in connection with the Merger.  In lieu of the issuance of any fractional share to which a shareholder would otherwise be entitled, each shareholder of the Bank shall receive in cash an amount equal to the fair market value of his or her fractional interest.  From and after the Effective Date, each certificate that represented shares of Common Stock of the Bank prior to the Effective Date shall evidence ownership of shares of common stick of the Holding Company on the basis set forth herein.

7.3. Treasury Stock. Each share of common stock, par value Twenty Cents ($.20) per share, of the Bank held as a treasury share immediately prior to the Effective Time, if any, shall thereupon and without notice be canceled.

7.4. Exchange Agent. If and when the Holding Company determines, the Bank shall designate the Secretary or another officer of the Holding Company or the Bank to act as the exchange agent.  The exchange agent will receive certificates that represented the Bank's common stock immediately prior to the Effective Time from the holders thereof and will exchange such certificates for common stock of the Holding Company as provided.

7.5. Exchange Procedure. If appointed pursuant to Section 7.4 hereof, the exchange agent shall promptly mail a letter of transmittal to each record holder as of the date of exchange of an outstanding certificate or certificates that represented shares of the Bank's common stock prior to the Effective Time.  The letter of transmittal will specify how delivery will be effected and state that the risk of loss and title to such certificate or certificates will pass only upon proper delivery of such certificate or certificates together with a properly executed letter of transmittal to the exchange agent at its address stated therein. The letter of transmittal will also include instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates and a properly executed letter of transmittal, the exchange agent shall exchange such certificate or certificates for shares of common stock of the Holding Company as provided herein.

7.6. Dissenters' Rights. Shareholders of the Bank shall be entitled to exercise the rights provided in the Bank Merger Act with respect to this Plan of Merger.

Section 8.

Neither Party shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the merger shall become effective except for the declaration and payment of any normal dividend.  Neither Party shall dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

Section 9.

The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

Section 10.

The articles of association of the Association shall become effective as specified in the "Certificate Approving Merger" to be issued by the Comptroller of the Currency effective as of the time this merger.  The articles of association of the Bank shall read in their entirety as follows:

FIRST.  The title of this Association shall be “The Ephrata National Bank”.

SECOND.  The main office shall be in Ephrata, Lancaster County, Pennsylvania.   The general business of the Association shall be conducted at its main office and its legally established branches.

THIRD.  The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders. At any meeting of the shareholders held for the purpose of electing Directors, or changing the number thereof, the number of Directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors’ meeting.  The Board of Directors shall have the power to fix a mandatory retirement age for Directors, who are elected for the first time after the effective date of this amendment, not however, lower than age seventy (70) by making an appropriate amendment to the by-laws.

FOURTH.  The regular annual meeting of the shareholders of this Association shall be held at its main office or other convenient place duly authorized by the Board of Directors on such day of each year as specified in the bylaws, at which meeting a Board of Directors shall be elected. If no such election shall be held on that day, it may be held at any regular adjournment thereof or at a subsequent special meeting called in accordance with the provisions of the laws of the United States.

FIFTH.  The amount of capital stock of this Association shall be two million four hundred thousand dollars ($2,400,000), divided into twelve million shares of common stock of the par value of twenty cents ($.20) each.  Said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

SIXTH.  The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall also be a member of the Board of Directors, and who shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers and employees of this Association, and to dismiss any of such officers or employees and appoint others to take their place.

The Board of Directors shall have the power to define the duties of officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all Bylaws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of  Ephrata, Pennsylvania without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

SEVENTH.   The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

EIGHTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten per centum (10%) of the stock of this Association, may call a special meeting of shareholders at any time.

Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every regular annual, and every special meeting of the shareholders shall be given by first- class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

Section 11.

This Agreement may be terminated by the unilateral action of the Board of Directors of any Participant prior to the approval of the stockholders of said participant or by the mutual consent of the Board of all Participants after any shareholder group has taken affirmative action. Since time is of the essence to the Agreement, if for any reason the transaction shall not have been consummated by December 31, 2008, the Agreement shall terminate automatically as of that date unless extended in writing prior to said date by mutual action of the Boards of Directors of the Participants.

Section 12.

The Agreement shall be approved, adopted, ratified, and confirmed by the affirmative vote of the shareholders of each of the Parties owning at least two-thirds (2/3) of its capital stock outstanding at a meeting to be held on the call of the Directors.  The merger shall become effective at the time specified in a certificate to be issued by the Comptroller of the Currency of the United States, under the seal of office, approving the merger.

Section 13.

The obligations of the Bank and the Interim Bank to effect the merger shall be subject to all of the terms and conditions contained in the Plan of Reorganization.

Section 14.

The people who are executive or other officers of the Bank immediately prior to the consummation of the merger shall serve as the officers of the Association from and after the Effective Time and until such time as the Board of Directors of the Association shall otherwise determine. At the Effective Time, all people who are employees of the Bank and the Interim Bank shall become employees of the Association.

[Signature Page Follows]

WITNESS the signatures and seals of said merging banks this 14th day of January, 2008, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.

ATTEST: /s/ Paul W. Brubaker Paul W. Brubaker Executive Vice President and Corporate Secretary	THE EPHRATA NATIONAL BANK By: /s/ Aaron L. Groff, Jr. Aaron L. Groff, Jr. President and Chief Executive Officer
ATTEST: /s/ Paul W. Brubaker Paul W. Brubaker Vice President and Secretary	THE EPHRATA INTERIM NATIONAL BANK By: /s/ Aaron L. Groff, Jr. Aaron L. Groff, Jr. President and Chief Executive Officer

COMMONWEALTH OF PENNSYLVANIA:
: SS.
COUNTY OF LANCASTER:

On this 14th day of January, 2008, before me, a Notary Public for the Commonwealth and County aforesaid, personally came Aaron L. Groff, Jr., as President and Chief Executive Officer, and Paul W. Brubaker, as Executive Vice President and Corporate Secretary, of The Ephrata National Bank, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said national banking association and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

(Seal of Notary)	/s/ Edythe Overholser Notary Public, Lancaster County My commission expires: July 27, 2011

COMMONWEALTH OF PENNSYLVANIA:
: SS.
COUNTY OF LANCASTER:

On this 14th day of January, 2008, before me, a Notary Public for the Commonwealth and County aforesaid, personally came Aaron L. Groff, Jr., as President and Chief Executive Officer, and Paul W. Brubaker, as Executive Vice President and Corporate Secretary, of The Ephrata Interim National Bank, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said national banking association and the seal affixed thereto to be its seal.

WITNESS my official seal and signature this day and year aforesaid.

(Seal of Notary)	/s/ Edythe Overholser Notary Public, Lancaster County My commission expires: July 27, 2011